Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 Nos. 333-200995, 333-217743, 333-231200, 333-268114, 333-283157, 333-283159, 333-291251 and 333-291252) of James River Group Holdings, Inc. (formerly James River Group Holdings, Ltd) pertaining to the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended, and the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan, as amended, of our reports dated March 4, 2025, with respect to the consolidated financial statements of James River Group Holdings, Ltd., and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 10, 2025